Exhibit 5.1

August 6, 2025

MEI Pharma, Inc.
9920 Pacific Heights Blvd., Suite 150
San Diego, CA 92121

RE: MEI Pharma, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the preparation and filing of a Registration Statement on Form S-3, filed by MEI Pharma, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about August 6, 2025 (such registration statement, the “Registration Statement”) relating to the offer and resale from time to time of 32,309,944 shares of the Company’s common stock, par value $0.0000002 share (the “Common Stock”), consisting of (i) 25,301,407 shares (the “PIPE Shares”) issued pursuant to those certain Securities Purchase Agreements (the “Securities Purchase Agreements”) dated July 17, 2025 between the Company and the investors named therein in a private placement offering (the “PIPE Offering”), which includes 2,084,509 shares of Common Stock issued prior to the date hereof upon the exercise of Pre-Funded Warrants (as defined herein) sold in the PIPE Offering to one investor, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,938,360 shares of Common Stock with an exercise price per share equal to $0.0001, (iii) 3,938,360 shares underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), (iv) warrants (the “Asset Manager Warrants”) to purchase up to 1,461,989 shares of Common Stock, (v) 1,461,989 shares of Common Stock issuable upon exercise of the Asset Manager Warrants (the “Asset Manager Warrant Shares”), (vi) warrants (the “Strategic Advisor Warrants” and, collectively with the Pre-Funded Warrants, the Asset Manager Warrants, and the Strategic Advisor Warrants,  the “Warrants”) to purchase up to 438,597 shares of Common Stock with an exercise price per share equal to $4.10, (vii) 438,597 shares of Common Stock issuable upon exercise of the Strategic Advisor Warrants (the “Strategic Advisor Warrant Shares”), (viii) warrants (the “Placement Agent Warrants”) to purchase up to 1,169,591 shares of Common Stock with an exercise price per share equal to $4.10, and (ix) 1,169,591 shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Placement Agent Warrant Shares” and, collectively with the Pre-Funded Warrant Shares, the Asset Manager Warrant Shares, and the Strategic Advisor Warrant Shares,  the “Warrant Shares”). The offering of the PIPE Shares, Warrants and Warrant Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Amended and Restated Certificate of Incorporation, as amended (the “Charter”), (ii) the Sixth Amended and Restated Bylaws of the Company, (iii) the Registration Statement and the exhibits thereto filed with the Commission, (iv) the prospectus contained within the Registration Statement, (v) the Warrants, and (vi) copies of resolutions adopted by the Board of Directors of the Company at any meeting duly called and held or by written consent without a meeting.
In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties, other than the Company, signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that:

(a)	the PIPE Shares have been duly and validly authorized and are fully paid and nonassessable;

(b)
the Warrant Shares, when issued upon exercise of the Warrants, as applicable, in accordance with the terms of the Warrants and provided that a sufficient number of authorized but unissued shares of Common Stock are available at the time of such exercise, will be validly issued, fully paid and nonassessable; and

(c)	the Warrants are legal, valid, and binding agreements of the Company, enforceable against the Company in accordance with their terms

We hereby consent to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP